UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

Tapestry Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24320	84-1187753
(State of	(Commission	IRS Employer
incorporation)	File Number)	Identification No.)

2825 Wilderness Place
Boulder, Colorado 80301
(Address of principal executive offices and zip code)

(303) 569-6451
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2008, Tapestry Pharmaceuticals, Inc. (the “Company”) entered into an Exclusive License Agreement for TPI 287 (the “Agreement”) with Archer Biosciences, Inc, (“Archer”). Archer is a corporation duly organized and exhisting under the laws of Delaware that is separately funded and not affiliated with the Company. Under the Agreement, the Company licensed to Archer all intellectual property rights as well as the right to make, have made, use , import, export, offer for sale, distribute and market TPI 287 either themselves or through one or more sublicensees in North America and Japan. Archer made an upfront payment to the Company and will take over all financial responsibilities with respect to the development and marketing of TPI 287 in North America and Japan. The Company is eligible to receive certain signing and development milestones depending on the location, use and formulation of TPI 287 that, in the aggregate, will not exceed $23 million. In addition, the Company may receive single digit royalties and sales milestones based on net sales of TPI 287. The Agreement may be terminated by either party for material breach after a specified notice and cure period and may be terminated by Archer upon 30 days written notice to the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2008

TAPESTRY PHARMACEUTICALS, INC.

By:	/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Chief Executive Officer